Filed Pursuant to Rule 424(b)(3)

Registration No. 333-284606

PROSPECTUS SUPPLEMENT

(to Prospectus dated December 22, 2025)

266,666 American Depositary Shares representing

133,333,000

Ordinary Shares

Kazia Therapeutics Limited

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated December 22, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-284606), as amended, with the information contained in our current report on Form 6-K, furnished to the Securities and Exchange Commission on March 31, 2026 (the “March 31, 2026 Form 6-K”). Accordingly, we have attached the March 31, 2026 Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The ADSs are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “KZIA.” On March 30, 2026, the last reported sale price of the ADSs on Nasdaq was $7.31 per ADS.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus and the “Risk Factors” in “Item 3. Key Information-D. Risk Factors” of our most recent Annual Report on Form 20-F, which is incorporated by reference in the Prospectus, as well as in any other recently filed reports and, if any, in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 31, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the Month of March 2026

Commission File Number: 000-29962

Kazia Therapeutics Limited.

(Exact Name of Registrant as Specified in Its Charter)

Three International Towers Level 24 300 Barangaroo Avenue Sydney NSW 2000

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒        Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

Departure of Director

This report on Form 6-K (the “Report”) contains information regarding a change to the board of directors (the “Board”) of Kazia Therapeutics Limited (the “Company”). On March 26, 2026, Bryce Carmine, the current Chairman of the Board, notified the Board of his intent to retire. The Board accepted his resignation from the Board and all of its committees, including his roles as Chair of the Board and member of the Remuneration and Nomination Committee and Audit, Risk and Governance Committee, effective March 31, 2026.

Mr. Carmine’s resignation was not the result of any disagreement between him and the Company on any matter relating to the Company’s operations, policies or practices. Effective upon Mr. Carmine’s resignation, Ms. Ebru Davidson was appointed to the Audit, Risk and Governance Committee of the Board and the size of the Company’s Board of Directors was reduced from four to three Directors.

Results of Annual General Meeting

As scheduled, the Company held its Annual General Meeting (the “AGM”) at 9.00 a.m., Sydney time, on March 25, 2026, online at https://kaziatherapeutics.verovoting.com.au. At the AGM, the Company’s shareholders voted on one resolution with respect to the re-election of Steven Coffey as a director of the Company, which is listed below and was described in more detail in the Company’s Notice of Annual General Meeting and accompanying Explanatory Statement, which are available electronically on the “For Investors” section of the Company’s website.

Resolution 1 – Re-election of Steven Coffey as Director

The re-election of Steven Coffey as a director of the Company was approved by the Company’s shareholders. The results of the approval were as follows:

	FOR	AGAINST	ABSTAIN
VOTES	1,050,412,780	3,637,588	1,289,127

Investor Presentation and Fact Sheet

The Company is furnishing with this Report on Form 6-K (i) its corporate presentation, dated March 27, 2026, as Exhibit 99.1 and (ii) its fact sheet, dated March 27, 2026, as Exhibit 99.2.

The information in this Report, including Exhibits 99.1 and 99.2, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

EXHIBIT INDEX

The following exhibits are furnished as part of this Form 6-K:

Exhibit	Description
99.1	Investor Presentation dated March 27, 2026.
99.2	Fact Sheet dated March 27, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Kazia Therapeutics Limited.

	By:	/s/ John Friend
	Name:	John Friend
	Title:	Chief Executive Officer

Date: March 31, 2026

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